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Investor Relations Contact: Marissa Travaline x4227, mtravaline@sjindustries.com
Media Contact: Dan Lockwood x4108, dlockwood@sjindustries.com

January 7, 2016

Energenic Distributes Energy Assets to Partners

FOLSOM - South Jersey Industries (SJI) announced today the completion of a transaction whereby substantially all of the energy production assets housed within Energenic-US, LLC - the partnership between SJI subsidiary Marina Energy, LLC and DCO Energy, LLC - have been distributed to the respective partners. Selected assets will become wholly owned by either Marina Energy or DCO to better align with the strategic objectives of each partner.

“Consistent with our strategic focus on doubling earnings from our core businesses, strengthening our balance sheet, and improving the quality of earnings, this transaction also provides an opportunity to reorganize an area of our business and streamline operations in a way that benefits SJI in the near term, and allows us to better execute our longer term strategy,” said Michael J. Renna, president and CEO of South Jersey Industries.

Marina Energy and DCO have agreed that Marina will become the sole owner of the following energy facilities:

◦	Marina Thermal Plant Cogeneration Facility

◦	Atlantic County Landfill Gas to Electricity Facility

◦	Salem County Landfill Gas to Electricity Facility

◦	Sussex County Landfill Gas to Electricity Facility

◦	New Brunswick Solar

◦	Seabrook Brothers Solar

Each of these assets is strategically aligned to complement existing wholly owned assets and/or serve existing customers. The Marina Thermal Plant Cogeneration Facility provides power to the Marina Thermal Facility which ultimately powers and conditions Atlantic City's Borgata Hotel Casino & Spa. The landfill sites being retained generate renewable electricity to support Borgata's green energy objectives through an existing long-term power purchase agreement.

Also resulting from the transaction, Marina Energy no longer has any ownership interest in the following energy facilities:

◦	Hartford Steam Facility

◦	Hartford Steam Fuel Cell

◦	Montclair University Central Utility Plant

◦	Parx Casino Central Utility Plant

◦	Clark County Landfill Gas to Electricity Facility

◦	Warren County Landfill Gas to Electricity Facility

◦	Fredrick County Landfill Gas to Electricity Facility

The Energenic partnership will continue to own the cogeneration facility assets that served the former Revel property, which are expected to be redeployed at another location.

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About South Jersey Industries
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 370,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel supply management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.